Exhibit 99.10

Execution Copy

(Multicurrency — Cross Border)

(1992 ISDA Master Agreement)

SCHEDULE

to the

Master Agreement

dated as of September 14, 2017

between Glencore AG (“Party A”),

a company organized under the laws of Switzerland,

and Givolon Limited (“Party B”),

a company organized under the laws of Jersey

Part 1.	Termination Provisions.

(a)	“Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v) Not Applicable.

Section 5(a)(vi) Not Applicable.

Section 5(a)(vii) Not Applicable.

Section 5(b)(iv) Not Applicable.

and in relation to Party B for the purpose of:

Section 5(a)(v) Not Applicable.

Section 5(a)(vi) Not Applicable.

Section 5(a)(vii) Not Applicable.

Section 5(b)(iv) Not Applicable.

(b)	“Specified Transaction” will not apply.

(c)	The “Cross Default” provisions of Section 5(a)(vi) will not apply to Party A, and will not apply to Party B.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A, and will not apply to Party B.

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(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A, and will not apply to Party B.

(f)	Early Termination; Payments on Early Termination. The provisions of Sections 5(b)(v)–(vii) and 5(b)(i)–(iv) will not apply to Party A and will not apply to Party B. The provisions of Section 6(e) will not apply to Party A and will not apply to Party B. There will be no right of either party to declare early termination under this Agreement except in the two circumstances described in Paragraph (h) below.

(g)	“Termination Currency” will not apply.

(h)	Additional Termination Events. Settlement pursuant to the Century Call Option Confirmation will constitute an Additional Termination Event in respect of the TRS Confirmation, in respect of which Party A and Party B will each be an Affected Party. Party A’s acquisition of Party B will constitute an Additional Termination Event in respect of the TRS Confirmation and the Century Call Option Confirmation, in respect of which Party A and Party B will each be an Affected Party.

Following any Early Termination Date, no further amounts shall be payable, or assets deliverable, by either party to the other under the TRS Confirmation, other than any Unpaid Amounts, which shall be paid promptly.

Part 2.	Tax Representations.

(a)	Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A will make the following representation and Party B will not make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Representations. Neither party makes any payee representations for the purpose of Section 3(f) of this Agreement.

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Part 3.	Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are: Not Applicable.

(b)	Other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Party B	Power of Attorney	Upon execution of this Agreement	Yes
Party A and Party B	FMIA Agreement	Upon execution of this Agreement	Yes

Part 4.	Miscellaneous.

(a)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Glencore AG

Baarermattstrasse 3

CH-6340 Baar

Switzerland

Attention: Treasury

Telephone No.: +41-41-709-2000

Facsimile No.: +41-41-709-3000

Email: barr.cashmgmt@glencore.com

Address for notices or communications to Party B:

Givolon Limited

c/o Estera Trust (Jersey) Limited

13-14 Esplanade, St. Helier

Jersey JE1 1EE

Attention: the Directors

Facsimile No.: +44 1534 818 445

(b)	Account Details. As notified by the parties from time to time.

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(c)	Process Agent. The provisions of Section 13(c) will not apply to this Agreement.

(d)	Offices. The provisions of Section 10(a) will not apply to this Agreement.

(e)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Neither Party A nor Party B is a Multibranch Party.

(f)	Calculation Agent. The Calculation Agent, and Determining Party for all purposes, is Party A.

(g)	Credit Support Document. Details of any Credit Support Document:

In relation to Party A, Not Applicable.

In relation to Party B, Not Applicable.

(h)	Credit Support Provider.

Credit Support Provider means in relation to Party A, Not Applicable.

Credit Support Provider means in relation to Party B, Not Applicable.

(i)	Governing Law. This Agreement will be governed by and construed in accordance with English law.

(j)	Netting of Payments. Section 2(c) of this Agreement will apply separately to each Transaction under this Agreement.

(k)	Additional Definitions.

“Banks” shall mean the banks, if any, that provide debt financing to Party B secured by a lien on Shares (the “Pledged Shares”), the proceeds of which debt financing to funds loans to Party A (together with any security or collateral agent therefor).

“Century” shall mean Century Aluminum Company, a Delaware Corporation.

“Century Call Option” shall mean the call option transaction memorialized in the Century Call Option Confirmation.

“Century Call Option Confirmation” shall mean the confirmation titled “Century Call Option” addressed to Party A from Party B and dated the date hereof.

“Century Common Stock” shall mean the common stock, par value $0.01 per share, of Century.

“Framework Agreement” shall mean that certain Framework Agreement made and entered into as of the date hereof between Party A and Party B and any other parties thereto from time to time.

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“Initial SPA” shall mean that certain Stock Purchase Agreement dated the date hereof between Party A, as Seller, and Party B, as Purchaser.

“Settlement SPA” shall mean the sale and purchase agreement between Party A and Party B, providing for Party A’s purchase of the Specified Shares from Party B, in the respective forms attached to the Century Call Option Confirmation and the TRS Confirmation.

“Share” shall mean (i) one (1) share of Century Common Stock, or (ii) in the event of a merger, combination, reorganization, bankruptcy, nationalization or other event that splits, reduces, combines or otherwise alters the nature of the interest held by a holder of each share of Century Common Stock or replaces such share with substitute shares or other property (real, personal or intangible) or rights (other than Dividends hereunder), then such share shall be replaced by the share(s), property or rights (other than Dividends hereunder) held by a former holder of any one such former share of Century Common Stock after such action or other event has occurred.

“TRS” shall mean the total return swap transaction memorialized in the TRS Confirmation.

“TRS Confirmation” shall mean the confirmation titled “Total Return Swap (TRS)” addressed to Party A from Party B and dated the date hereof.

Part 5.	Other Provisions.

(a)	Section 2(a)(iii) of this Agreement shall not apply with respect to any Confirmation hereunder.

(b)	Section 6 of this Agreement shall not apply with respect to this Agreement or any Confirmation hereunder. The sole remedy for any Default or Event of Default hereunder or under any Confirmation entered into pursuant hereto shall be specific performance.

(c)	Section 7(a) is modified to change its third word from “may” to “must.”

(d)	Section 9(a) of this Agreement shall be deleted in its entirety and replaced as follows:

This Agreement, together with the Framework Agreement and the other Implementing Agreements (as defined in the Framework Agreement), supersede all prior and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties between the Parties with respect to the subject matter hereof and together constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

(e)	Irrespective of Section 9.11 of the Equity Definitions, if Banks have a lien on Pledged Shares to secure debt financing to Party B, the proceeds of which are contemporaneously used to fund loans to Party A, Party B’s obligation to deliver the Specified Shares under the Settlement SPA with respect to such Pledged Shares can be satisfied by a delivery of such Pledged Shares subject to such lien and Party A shall assume Party B’s obligations under the Pledge Agreement related thereto.

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IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

GLENCORE AG

By:	/s/ Stephan Huber
Name: Stephan Huber
Title: Officer

By:	/s/ Alicia Wright
Name: Alicia Wright
Title: Officer

GIVOLON LIMITED

By:	/s/ Brendan Dowling
Name: Brendan Dowling
Title: Director

[Signature Page to Glencore AG/Givolon Limited Schedule to the Master Agreement,

dated September 14, 2017]

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